Exhibit 10.32

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 26 , 2018 (the “Effective Date”), by and between CV SCIENCES, INC., a Delaware corporation (the "Company"), and JOERG GRASSER ("Executive").

Recitals

A.The Company operates two distinct business segments: a specialty pharmaceutical division focused on developing and commercializing novel therapeutics utilizing synthetic Cannabidiol (“CBD”); and, a consumer product division in manufacturing, marketing and selling plant-based CBD product to a range of market sectors.

B.The Company desires to employ Executive, and Executive desires to accept employment with the Company as its Chief Accounting Officer (“CAO”) on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Employment and Duties.

1.Position. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as CAO.

2.Duties. Executive agrees to devote his best efforts, and shall have responsibility within the Company to act as CAO which shall include oversight of all accounting and financial functions of the Company and its two operating segments, including internal and external financial, SEC reporting, and audit matters, accounting management and oversight, equity, cash management and corporate tax matters, as well as budgeting, forecasting and financial analysis, risk management, corporate governance, and process improvement. CAO is expected to provide necessary analysis and other support in various aspects of business development, contractual, investor relations and capital raising activities, and to perform such other duties assigned to him by the Chief Executive Officer of the Company (the "CEO").

3.Reporting. Executive shall report to the CEO.

4.Place of Employment. Executive shall perform his services hereunder at the Company's San Diego, CA offices.

5.Change of Duties. The duties of Executive may reasonably be modified from time to time by the mutual consent of the Company and Executive without resulting in a rescission of this Agreement. The mutual written consent of the Company and Executive shall constitute execution of that modification. Notwithstanding any such change, the employment of Executive shall be construed as continuing under this Agreement as so modified.

6.Devotion of Time to Company's Business. During the Term of this Agreement (as such term is defined in Section 1.7 hereof), Executive agrees (i) to devote substantially all of his productive time, ability and attention to the business of the Company during normal working hours, (ii) not to engage in any other business duties or business pursuits whatsoever which conflict with his duties to the Company, (iii) whether directly or indirectly, not to render any services of a commercial or professional nature to any individual, trust, partnership, company, corporation, business, organization, group or other entity (each, a "Person") which conflict with his duties to the Company, whether for compensation or otherwise, without the prior written consent of the CEO, and (iv) whether directly or indirectly, not to acquire, hold or retain more than a one percent (1%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below); provided, however, the expenditure of reasonable amounts of time for other matters and charitable, educational and professional activities or, subject to the foregoing, the making of passive personal investments shall not be deemed a breach of this Agreement or require the prior written consent of the CEO if those activities do not materially interfere with the services required of Executive under this Agreement. For purposes of this Agreement, "Affiliates" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

7.Term. Unless sooner terminated as provided in Section 4 hereof, the term of this Agreement shall continue through December 31, 2021 (the "Term”). The Company and Executive shall consult on extension of the Term as soon as reasonably practicable prior to the end of the Term but neither the Company nor Executive shall be under any obligation to extend the Term. The Term, together with any extensions or renewal terms shall be referred to in this Agreement as the "Term of this Agreement."

8.Observance of Company Rules. Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now or hereafter reasonably establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the CEO of any such apparent conflict of which Executive becomes aware.

9.Intellectual Property. Executive hereby assigns and agrees to assign in the future to the Company all Executive’s right, title and interest in and to any and all such work products and designs (whether or not patentable or registerable under copyright or similar statutes) made or conceived or reduced to practice or learned by Executive, either individually or jointly with others, during Executive’s employment with the Company (“Intellectual Property”).

2.    Compensation.

1.Base Salary. During the Term of this Agreement, the Company shall pay to Executive an annual base salary of $250,000 (the “Base Salary”), which shall be subject to adjustment on each anniversary of the commencement of Executive’s employment as determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Base Salary shall be payable in accordance with the Company's standard payroll procedures in effect at the time of payment. The Company shall withhold from any payroll or other amounts payable to Executive pursuant to this Agreement all federal, state, city or other taxes and contributions as are required pursuant to any law or governmental regulation or ruling now applicable or that may be enacted and become applicable in the future.

2.Performance Bonuses. In addition to the Base Salary, the Company may in the sole and absolute discretion of the Compensation Committee pay to Executive annual bonuses based on Executive's performance (“Annual Bonus”). The targeted amount of the Annual Bonus shall be 20% of Employee’s then effective Base Salary. Executive must be employed by the Company in order to receive any Annual Bonus, and the Annual Bonus will not be pro-rated for any partial year of employment.

3.Stock Options. Subject to approval by the Compensation Committee, on the date of commencement of employment Executive will be granted incentive stock options to purchase 250,000 shares of the Company’s common stock (“Stock Options”), with a strike price determined based on the closing price of the Company’s common stock the day prior to grant. The Stock Options will vest over a period of three years, with 33% vesting on the one-year anniversary of grant, and the remaining 67% vesting in a series of 24 equal monthly increments and subject to continued employment. The Stock Options will have customary provisions for acceleration upon a change of control. The Stock Options are subject to the terms of the Company’s 2013 Amended and Restated Equity Incentive Plan, Stock Option Agreement and Executive’s Stock Option Grant Notice, each of which will be provided to Executive at the time of grant.

4.Vacation. Executive shall be entitled to a maximum of fifteen (15) days annual paid vacation time exclusive of holidays.

5.Directors and Officers Liability Insurance. Executive shall be entitled to participation in, and have the benefit of directors’ and officers’ liability insurance providing coverage consistent with standards in the life science industry.

6.Other Benefits. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.

7.Withholding. The parties shall comply with all applicable legal withholding requirements in connection with all regular monthly and/or bi-monthly compensation payable to Executive hereunder.

3.     Expense Reimbursement. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties under this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

4.     Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:

1.Termination by the Company for Cause. Upon delivery to Executive of a written notice terminating this Agreement for Cause (as such term is defined below), which notice shall be supported by a reasonably detailed statement of the relevant facts and reasons for termination, the Company shall pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation. For purposes of this Agreement, "Cause" shall mean:

(a)Executive shall have committed an act of fraud, embezzlement or theft with respect to the property or business of the Company;

(b)Executive shall have materially breached this Agreement as determined by the Board and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Board specifying such breach;

(c)Executive shall have been grossly negligent in the performance of his duties hereunder, intentionally not performed or mis-performed any of such duties, or refused to abide by or comply with the reasonable and lawful directives of the Board of Directors, in each case as reasonably determined by the Board, which action shall have continued for a period of twenty (20) days after receipt of written notice from the Board demanding such action cease or be cured; or

(d)Executive shall have been found guilty of, or has plead nolo contendere to, the commission of any felony offense or any other crime involving moral turpitude.

2.Termination by the Company Without Cause; Severance. In the event the Board delivers to Executive a written notice terminating Executive's employment under this Agreement for any reason without Cause, the Company shall continue to pay Executive all salary and benefits that would be due hereunder for a period of (1) during the first year of employment eight, (8) weeks, (2) during the second year of employment, twelve (12) weeks, and (3) during the third year of employment, sixteen (16) weeks, with such amounts payable in accordance with the Company’s standard payroll.

3.Voluntary Termination by Executive. Executive shall provide the Company two (2) weeks’ notice prior to delivery by Executive to the Company of a written notice terminating this Agreement for any reason without Good Reason. On the effective date of termination, the Company shall pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation.

4.Voluntary Termination by Executive for Good Reason; Severance. Upon delivery by Executive to the Company of a written notice terminating this Agreement for Good Reason (as such term is defined below), the Company shall pay Executive such amounts in such manner as provided for in Section 4.2 hereof. For purposes of this Agreement, "Good Reason" shall mean:

(a)The assignment of Executive to any duties inconsistent with, or any adverse change in, Executive's positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; provided, however, that a change in Executive's positions, duties, responsibilities, functions or status that Executive shall agree to in writing shall not be an event of Good Reason or give rise to termination under this Section 4.4;

(b)A reduction by the Company of Executive's Base Salary without his written consent;

(c)The failure by the Company to continue in effect for Executive any material benefit provided herein or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any of such plans or deprive Executive of any fringe benefit enjoyed by Executive; or

(d)Any other material breach by the Company of this Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Executive to the Company.

5.No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits and obligations herein shall automatically be deemed to be assigned to the surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Executive.

6.Non-Disparagement. During the Term and at all times thereafter, Executive agrees not to make or solicit or encourage others to make or solicit directly or indirectly any disparaging, derogatory or negative statement or communication, oral or written, about the Company or its business practices, programs, products, services, operations, policies, activities, current or former officers, directors, managerial personnel, or other employees, or its customers to any other person or entity; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process or to the extent made in connection with filing or asserting any claims relating to employment. The Company agrees not to make any disparaging, derogatory or negative statement or communication, oral or written, about Executive; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Section 4.6 shall prevent any party to this Agreement from exercising its or his authority or enforcing its or his rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under another agreement or applicable law, or limit such rights or remedies in any way.

5.     [Intentionally Omitted].

6.     Confidential Information.

1.Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party, other than employees and agents of the Company or persons retained by the Company to represent its interests, any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

2.Return of Company Property. In the event of termination of Executive's employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company's prior written consent, and (b) Executive or Executive's personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

7.     Corporate Opportunities.

1.Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company, Executive shall promptly notify the Board of Directors of such opportunity. Executive shall not appropriate for himself or for any other Person other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Executive's duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.

2.Failure to Notify. In the event that Executive fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:

(a)The capacity in which Executive shall have acquired such opportunity; or

(b)The probable success in the hands of the Company of such opportunity.

8.     No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other Person. Further, Executive agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy or other agreement between Executive and such third party that was in existence as of the effective date of this Agreement. To the extent that Executive had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

9.     Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

10.     Assignment: Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

11. Complete Agreement; Waiver: Amendment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

12.     Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement, with copies to counsel as indicated, or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.

13.     Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5.3 above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

14.     Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or Executive at law or in equity, the Company or Executive shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.    · ·

15.     Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief.

16.     Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California, without regard to its conflict of flaws principles.

17.     Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

18.     Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

[Signatures on following page.]

IN WI1NESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CV SCIENCES, INC.

By: /s/ Joseph Dowling
Name (print): Joseph Dowling
Its: Chief Executive Officer

Address for Notices:

CV Sciences, Inc.
10070 Barnes Canyon Road Suite 100
San Diego, CA 92121

EXECUTIVE:

JOERG GRASSER

(sign): /s/ Joerg Grasser

Address for Notices:

CV Sciences, Inc.
10070 Barnes Canyon Road Suite 100
San Diego, CA 92121